QUANTUM CORPORATION

                                   EXHIBIT 12

                       STATEMENT OF COMPUTATION OF RATIOS
                          OF EARNINGS TO FIXED CHARGES

                                                    Years Ended March 31,
                                 ----------------------------------------------------------
(In thousands)                      1997        1996        1995        1994        1993
                                 ----------------------------------------------------------
Income (loss) before income
  taxes                          $ 200,696   $(141,338)   $ 145,305   $   3,663   $ 146,579
Add fixed charges                   56,669      48,226       29,277      18,906      17,125
                                 ---------   ---------    ---------   ---------   ---------
  Earnings (as defined)          $ 257,365   $ (93,112)   $ 174,582   $  22,569   $ 163,704
                                 =========   =========    =========   =========   =========

Fixed charges
  Interest expense               $  47,882   $  35,904    $  21,557   $  14,305   $  13,777
  Amortization of debt
      issuance costs                  (ii)       2,427        1,458         577         586
  Estimated interest component
     of rent expenses                8,787       9,895        6,262       4,024       2,762
                                 ---------   ---------    ---------   ---------   ---------
Total fixed charges              $  56,669   $  48,226    $  29,277   $  18,906   $  17,125
                                 =========   =========    =========   =========   =========

Ratio of earnings to fixed
  charges                              4.5         (i)          6.0         1.2         9.6
                                 =========                =========   =========   =========

(i) Earnings (as defined) for fiscal 1996 were insufficient to cover fixed charges by $141.3 million.

(ii) In 1997 the amortization of debt issuance costs is included in interest expense.
